Exhibit 99.2

Item 1. Financial Statements

Hecla Mining Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except shares)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$296,375	$190,984
Accounts receivable:
Trade	8,306	17,555
Other, net	20,228	7,466
Inventories:
Concentrates, doré, and stockpiled ore	18,771	15,073
Materials and supplies	20,059	13,564
Current deferred income taxes	16,485	29,398
Other current assets	18,893	8,858
Total current assets	399,117	282,898
Non-current investments	8,766	9,614
Non-current restricted cash and investments	5,287	871
Properties, plants, equipment and mineral interests, net	1,742,696	996,659
Non-current deferred income taxes	99,144	86,365
Other non-current assets and deferred charges	17,445	1,883
Total assets	$2,272,455	$1,378,290
LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$60,864	$43,162
Accrued payroll and related benefits	16,796	10,760
Accrued taxes	5,312	12,321
Current portion of capital leases	7,128	5,564
Other current liabilities	8,110	3,335
Current portion of accrued reclamation and closure costs	19,845	19,845
Total current liabilities	118,055	94,987
Capital leases	13,671	11,935
Accrued reclamation and closure costs	105,462	93,370
Long-term debt	490,104	—
Non-current deferred tax liability	169,030	—
Other noncurrent liabilities	41,407	40,047
Total liabilities	937,729	240,339
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Preferred stock, 5,000,000 shares authorized:
Series B preferred stock, $0.25 par value, 157,816 shares issued and outstanding, liquidation preference — $7,891	39	39
Common stock, $0.25 par value, authorized 500,000,000 shares; issued and outstanding 2013 — 342,638,214 shares and 2012 — 285,209,848 shares	85,890	71,499
Capital surplus	1,424,198	1,218,283
Accumulated deficit	(141,627)	(123,288)
Accumulated other comprehensive loss	(28,694)	(23,918)
Less treasury stock, at cost; 2013 — 921,721 shares and 2012 — 788,288 shares	(5,080)	(4,664)
Total shareholders’ equity	1,334,726	1,137,951
Total liabilities and shareholders’ equity	$2,272,455	$1,378,290

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

Hecla Mining Company and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

(Dollars and shares in thousands, except for per-share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Sales of products	$85,330	$67,019	$161,780	$158,172
Cost of sales and other direct production costs	60,008	33,172	96,833	66,462
Depreciation, depletion and amortization	20,211	9,879	34,218	19,540
	80,219	43,051	131,051	86,002
Gross profit	5,111	23,968	30,729	72,170
Other operating expenses:
General and administrative	7,482	5,527	14,421	10,028
Exploration	6,221	7,146	12,714	12,757
Pre-development	4,512	3,471	9,303	6,837
Other operating expense	205	1,605	1,229	2,549
Provision for closed operations and environmental matters	1,845	2,235	3,639	4,413
Lucky Friday suspension-related (income) expense	(2,840)	6,465	(1,342)	12,631
Aurizon acquisition costs	20,308	—	25,600	—
	37,733	26,449	65,564	49,215
Income (loss) from operations	(32,622)	(2,481)	(34,835)	22,955
Other income (expense):
Gain on sale of investments	197	—	197	—
Gain on derivative contracts	6,541	6,171	28,080	940
Interest and other income	685	32	572	181
Interest expense, net of amount capitalized	(6,454)	(505)	(7,158)	(972)
	969	5,698	21,691	149
Income (loss) before income taxes	(31,653)	3,217	(13,144)	23,104
Income tax benefit (provision)	6,795	(693)	(620)	(8,008)
Net income (loss)	(24,858)	2,524	(13,764)	15,096
Preferred stock dividends	(138)	(138)	(276)	(276)
Income (loss) applicable to common shareholders	$(24,996)	$2,386	$(14,040)	$14,820
Comprehensive income (loss):
Net income (loss)	$(24,858)	$2,524	$(13,764)	$15,096
Reclassification of net gain on sale of marketable securities included in net income	(197)	—	(197)	—
Unrealized holding losses on investments	(1,747)	(586)	(4,578)	(805)
Comprehensive income (loss)	$(26,802)	$1,938	$(18,539)	$14,291
Basic income (loss) per common share after preferred dividends	$(0.08)	$0.01	$(0.05)	$0.05
Diluted income (loss) per common share after preferred dividends	$(0.08)	$0.01	$(0.05)	$0.05
Weighted average number of common shares outstanding - basic	303,566	285,312	294,317	285,303
Weighted average number of common shares outstanding - diluted	303,566	295,160	294,317	296,100
Cash dividends declared per common share	$0.0025	$0.0225	$0.0050	$0.0350

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

Hecla Mining Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended
	June 30, 2013	June 30, 2012
Operating activities:
Net income (loss)	$(13,764)	$15,096
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	34,834	22,799
Gain on sale of investments	(195)	—
(Gain) loss on disposition of properties, plants, equipment, and mineral interests	(125)	660
Provision for reclamation and closure costs	1,190	2,908
Stock compensation	1,870	1,495
Deferred income taxes	(1,610)	3,697
Amortization of loan origination fees	397	201
(Gain) loss on derivative contracts	(21,528)	9,376
Other non-cash charges, net	(25)	604
Change in assets and liabilities, net of amounts acquired:
Accounts receivable	9,117	(16,838)
Inventories	3,601	3,013
Other current and non-current assets	4,254	1,756
Accounts payable and accrued liabilities	5,790	389
Accrued payroll and related benefits	(1,577)	(3,696)
Accrued taxes	(7,518)	(6,618)
Accrued reclamation and closure costs and other non-current liabilities	(4,436)	(3,602)
Cash provided by operating activities	10,275	31,240
Investing activities:
Additions to properties, plants, equipment and mineral interests	(60,291)	(51,535)
Acqusition of Aurizon, net of cash acquired	(321,117)	—
Proceeds from sale of investments	1,771	—
Proceeds from disposition of properties, plants and equipment	126	116
Purchases of investments	(5,738)	—
Changes in restricted cash and investment balances	55	—
Net cash used in investing activities	(385,194)	(51,419)
Financing activities:
Acquisition of treasury shares	(286)	(203)
Dividends paid to common shareholders	(4,277)	(9,986)
Dividends paid to preferred shareholders	(276)	(276)
Debt issuance fees	(1,426)	—
Borrowings on debt	490,000	—
Repayments of capital leases	(3,425)	(2,492)
Net cash provided by (used in) financing activities	480,310	(12,957)
Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	105,391	(33,136)
Cash and cash equivalents at beginning of period	190,984	266,463
Cash and cash equivalents at end of period	$296,375	$233,327
Significant non-cash investing and financing activities:
Addition of capital lease obligations	$6,725	$5,828
Accounts payable change relating to capital additions	$(6,577)	$(3,632)
Stock issued for the acquisition of Aurizon	$218,302	$—

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

Note 1.    Basis of Preparation of Financial Statements

In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements and notes to the interim condensed consolidated financial statements contain all adjustments, consisting of normal recurring items, necessary to present fairly, in all material respects, the financial position of Hecla Mining Company and its consolidated subsidiaries (“we” or “our” or “us”).  These unaudited interim condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and related footnotes as set forth in our annual report filed on Form 10-K for the year ended December 31, 2012, as it may be amended from time to time.

The results of operations for the periods presented may not be indicative of those which may be expected for a full year.  The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted pursuant to those rules and regulations, although we believe that the disclosures are adequate for the information not to be misleading.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the disclosures of contingent liabilities.  Accordingly, ultimate results could differ materially from those estimates.

On June 1, 2013, we completed the acquisition of Aurizon Mines Ltd. ("Aurizon"), as further discussed in Note 13. The condensed consolidated financial statements included herein reflect our results of operations for the second quarter and first six months of 2013, including those of Aurizon since the June 1, 2013 acquisition date. We have determined that the functional currency for our Canadian operations acquired from Aurizon is the U.S. dollar.

Note 2.    Investments and Restricted Cash

Investments

At June 30, 2013 and December 31, 2012, the fair value of our non-current investments was $8.8 million and $9.6 million, respectively.  Our non-current investments consist of marketable equity securities, which are carried at fair value as they are classified as “available-for-sale.” The cost basis of our non-current investments was approximately $12.7 million and $8.1 million, respectively, at June 30, 2013 and December 31, 2012. In the first half of 2013, we acquired securities having a cost of $5.7 million, and obtained additional securities having a value of $0.3 million through the acquisition of Aurizon Mines Ltd. (see Note 13). In addition, in the first half of 2013, we sold investments having a cost of $1.6 million for proceeds of $1.8 million .

At June 30, 2013, total unrealized loss positions of $3.9 million, net of unrealized gains of $53,000, for our non-current investments were included in accumulated other comprehensive loss.

Our non-current investments balance as of June 30, 2013 includes our ownership of approximately 29.4% of the outstanding common shares of Typhoon Exploration Inc. having a cost basis and fair value of $0.8 million. This investment would have been accounted for under the equity method; however, we chose to apply the fair value option to the investment upon it meeting the criteria for equity method accounting during the second quarter of 2013. We individually evaluate the accounting treatment of our investments based on whether we believe our ownership percentage and other factors indicate that we have the ability to exercise significant influence in the financial and/or operational decisions of the investee. As of June 30, 2013, we have no other investments that we have determined to qualify for equity method accounting.

Restricted Cash and Investments

Various laws, permits, and covenants require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities.  These restricted investments are used primarily for reclamation funding or for funding surety bonds, and were $5.3 million at June 30, 2013 and $0.9 million at December 31, 2012. The increase during the first six months of 2013 is due to restricted reclamation deposits obtained in the acquisition of Aurizon (see Note 13 for more information). Restricted investments primarily represent investments in money market funds and certificates of deposit.

Note 3.   Income Taxes

Major components of our income tax provision (benefit) for the three and six months ended June 30, 2013 and 2012 are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Current:
Federal	$1,761	$(144)	$3,992	$3,528
State	(733)	2	173	553
Foreign	115	115	230	230
Total current income tax provision (benefit)	1,143	(27)	4,395	4,311

Deferred income tax provision (benefit)	(7,938)	720	(3,775)	3,697
Total income tax provision (benefit)	$(6,795)	$693	$620	$8,008

With the acquisition of Aurizon, we added a wholly owned Canadian subsidiary . For Canadian tax purposes, the transaction was treated as an acquisition of Aurizon stock, resulting in carryover tax bases of acquired corporate assets. As a result, a net deferred tax liability was recorded for the tax impact of the excess fair market value of assets for GAAP reporting over the Canadian tax bases of those assets. We recorded an initial deferred tax liability of $177.2 million.

As of June 30, 2013 we have a net deferred tax asset in the U.S. of $115.6 million and a net deferred tax liability in Canada of $169.0 million for a consolidated worldwide net deferred tax liability of $53.4 million. Our ability to utilize our deferred tax assets depends on future taxable income generated from operations. For the six months ended June 30, 2013, there were no circumstances that caused us to change our assessment of the ability to generate future taxable income to realize our deferred tax assets.   It is possible that the valuation allowance on our deferred tax assets will change in the future as a result of the analysis of our long-range forecasts, with a resulting tax provision or benefit.

The current income tax provisions and benefits for the six months ended June 30, 2013 and 2012 vary from the amounts that would have resulted from applying the statutory income tax rate to pre-tax income primarily due to the effects of U.S. percentage depletion, non-deductible expenses, and the change in valuation allowance related to foreign operations during the six months ended June 30, 2013.

Note 4.    Commitments, Contingencies and Obligations

General

We follow the FASB Accounting Standards Codification guidance in determining our accruals and disclosures with respect to loss contingencies, and evaluate such accruals and contingencies for each reporting period. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Rio Grande Silver Guaranty

Our wholly-owned subsidiary, Rio Grande Silver Inc. (“Rio”), is party to a joint venture with Emerald Mining & Leasing, LLC (“EML”) and certain other parties with respect to a land package in the Creede Mining District of Colorado that is adjacent to other land held by Rio. Rio holds a 70% interest in the joint venture. In connection with the joint venture, we are required to guarantee certain environmental remediation-related obligations of EML to a third party up to a maximum liability to us of $2.5 million. As of June 30, 2013, we have not been required to make any payments pursuant to the guaranty. We may be required to make payments in the future, limited to the $2.5 million maximum liability, should EML fail to meet its obligations to the third party. However, to the extent that any payments are made by us under the guaranty, EML, in addition to other parties, have jointly and severally agreed to reimburse and indemnify us for any such payments. We have not recorded a liability relating to the guaranty as of June 30, 2013.

Lucky Friday Water Permit Exceedances

Over the last several years, the Lucky Friday unit has experienced several regulatory issues relating to its water discharge permits and water management more generally.

•

In late 2008 and during 2009, Hecla Limited experienced a number of alleged water permit exceedances for water discharges at the Lucky Friday unit. These alleged violations resulted in Hecla Limited entering into a Consent Agreement and Final Order (“CAFO”) and a Compliance Order with the EPA in April 2009, which included an extended compliance time line. In connection with the CAFO, Hecla Limited agreed to pay the maximum administrative penalty to the EPA of $177,500 to settle any liability for such alleged exceedances.

•

In 2009, additional alleged permit exceedances for water discharges at the Lucky Friday unit occurred. In 2010, alleged unpermitted discharges of pollutants occurred at the Lucky Friday unit. These alleged permit exceedances and certain alleged unpermitted discharges were the subject of a December 2010 Notice of Violation (“2010 NOV”) from the EPA informing Hecla Limited that the EPA was prepared to seek civil penalties for these alleged violations. In the 2010 NOV, the EPA invited Hecla Limited to discuss these matters with them prior to filing a complaint. Hecla Limited disputes many of EPA's assertions, but initiated negotiations with the EPA in an attempt to resolve the matter. There has not been any resolution of the 2010 NOV.

•

In 2012, the Lucky Friday unit had two weekly water samples, one of which in October exceeded the permit concentration limit for lead (but not the associated load limit), and one of which in November exceeded permit limits for zinc. Also in October and November, heavy rains resulted in alleged impacted storm water being discharged to a nearby river. After these incidents, in February 2013, the EPA issued a notice of violation and request for information to Hecla Limited alleging that the October and November 2012 storm water incidents were each a violation of Hecla Limited's storm water permit.

The EPA referred the two alleged 2012 permit exceedances, along with the alleged violations in the 2010 NOV and some additional alleged unpermitted discharges from 2010 that were not included in the 2010 NOV, to the U.S. Department of Justice to possibly file a civil complaint by the United States against Hecla Limited. In addition, it is possible that the United States may include the 2012 storm water incidents in any complaint. There is the potential for larger civil penalties in the context of a United States complaint than in administrative actions by the EPA such as the 2009 CAFO.

Hecla Limited strives to maintain its water discharges and water management generally at the Lucky Friday unit in full compliance with its permits and applicable laws, however we cannot provide assurances that it will be able to fully comply with the permit limits and other regulatory requirements regarding water management in the future.

We believe that it is reasonably possible that Hecla Limited faces some liability for the above water issues; however, we cannot with reasonable certainty estimate the amount of any such liability.

Johnny M Mine Area near San Mateo, McKinley County, New Mexico

In May 2011, the EPA made a formal request to Hecla Mining Company for information regarding the Johnny M Mine Area near San Mateo, McKinley County, New Mexico, and asserted that Hecla Mining Company may be responsible under CERCLA for environmental remediation and past costs the EPA has incurred at the site. Mining at the Johnny M was conducted for a limited period of time by a predecessor of our subsidiary, Hecla Limited. In August 2012, Hecla Limited and the EPA entered into a Settlement Agreement and Administrative Order on Consent for Removal Action (“Consent Decree”), pursuant to which Hecla Limited agreed to pay (i) $1.1 million to the EPA for its past response costs at the site and (ii) any future response costs at the site, in exchange for a covenant not to sue by the EPA. The Consent Decree also describes additional work at the site to be conducted by Hecla Limited. Hecla Limited paid the $1.1 million to the EPA for its past response costs in the fourth quarter of 2012, and our consolidated financial statements as of June 30, 2013 include an accrual balance by Hecla Limited of $0.3 million for investigation and planning costs. Hecla Limited cannot reasonably estimate the amount of any additional liability Hecla Limited may face at the site until, at a minimum, the amount and type of remediation required have been determined.

Carpenter Snow Creek Site, Cascade County, Montana

In July 2010, the EPA made a formal request to Hecla Mining Company for information regarding the Carpenter Snow Creek Superfund Site located in Cascade County, Montana. The Carpenter Snow Creek Site is located in a historic mining district, and in the early 1980s Hecla Limited leased 6 mining claims and performed limited exploration activities at the site. Hecla Limited terminated the mining lease in 1988.

In June 2011, the EPA informed Hecla Limited that it believes Hecla Limited, among several other viable companies, may be liable for cleanup of the site or for costs incurred by the EPA in cleaning up the site. The EPA stated in the June 2011 letter that it has incurred approximately $4.5 million in response costs and estimated that total remediation costs may exceed $100 million. Because Hecla Limited had very limited activity at the site, we do not believe that the outcome of the claim will have a material adverse effect on our results from operations or financial position. Hecla Limited cannot with reasonable certainty estimate the ultimate liability, if any, relating to this matter.

States of South Dakota and Colorado Superfund Sites Related to CoCa Mines, Inc.

In 1991, Hecla Limited acquired all of the outstanding common stock of CoCa Mines, Inc. (“CoCa”). CoCa is alleged to have engaged in exploration at the Gilt Edge Mine in South Dakota as well as in the area adjacent to the Nelson Tunnel property in Creede, Colorado.

Gilt Edge Mine Superfund Site

In August 2008, the EPA made a formal request to CoCa for information regarding the Gilt Edge Mine Site located in Lawrence County, South Dakota, and asserted that CoCa may be liable for environmental cleanup at the site. The Gilt Edge Mine Site was explored and/or mined beginning in the 1890s. In the early 1980s, CoCa was involved in a joint venture that conducted a limited program of exploration work at the site. This joint venture terminated in 1984, and by 1985 CoCa had divested itself of any interest in the property.

In July 2010 the United States informed CoCa that it intends to pursue CoCa and several other potentially responsible parties on a joint and several basis for liability for past and future response costs at Gilt Edge under CERCLA. Currently, the United States alleges that CoCa is liable based on participation in the joint venture, and that CoCa has succeeded to the liabilities of its predecessor at the site, Congdon & Carey, which may have held certain property interests at the site.

 As of April 2013, the United States has alleged estimated total costs associated with the site of $200 million, including both past and future response costs. Hecla Limited did not acquire CoCa until 1991, well after CoCa discontinued its involvement with the Gilt Edge site. In addition, CoCa is and always has been a separate corporate entity from Hecla Limited. Therefore, we believe that Hecla Limited is not liable for any cleanup at the Gilt Edge site. We believe that it is reasonably possible that CoCa faces some liability for the site, however, we cannot with reasonable certainty estimate the ultimate amount of any such liability. Furthermore, in the event CoCa incurs a liability at this site, it has limited assets with which to satisfy any such liability. Because of CoCa's limited assets, we believe that it is possible that the United States will seek to recover some of the alleged $200 million in costs associated with the site from Hecla Limited, as the parent corporation of CoCa. We believe Hecla Limited would have strong defenses to such a claim and would vigorously defend against any such claims. Settlement negotiations with the United States commenced in 2010 and are ongoing, but there can be no assurance such negotiations will be successful, or that Hecla Limited will not incur a material liability with respect to this site.

Nelson Tunnel/Commodore Waste Rock Pile Superfund Site

In August 2009, the EPA made a formal request to CoCa for information regarding the Nelson Tunnel/Commodore Waste Rock Pile Superfund Site in Creede, Colorado. A timely response was provided and the EPA later arranged to copy additional documents. CoCa was involved in exploration and mining activities in Creede during the 1970s and the 1980s. No formal claim for response costs under CERCLA has been made against CoCa for this site. Hecla Limited did not acquire CoCa until 1991, well after CoCa discontinued its historical activities in the vicinity of the site. In addition, CoCa is and always has been a separate corporate entity from Hecla Limited. Therefore, we believe that Hecla Limited is not liable for any cleanup, and if CoCa might be liable, it has limited assets with which to satisfy any such liability. We cannot with reasonable certainty estimate the ultimate liability, if any, relating to this matter, and therefore we have not recorded a liability relating to the site as of June 30, 2013.

Senior Notes

On April 12, 2013, we completed the issuance of $500 million in senior notes ("Notes"), as further discussed in Note 9. The net proceeds from the offering of the Notes were used to partially fund the acquisition of Aurizon Mines Ltd. ("Aurizon") and for general corporate purposes, including expenses related to the Aurizon acquisition (see Note 13 for more information). The Notes bear interest at a rate of 6.875% per year from the date of original issuance or from the most recent payment date to which interest has been paid or provided for.  Interest on the Notes is payable on May 1 and November 1 of each year, commencing November 1, 2013.

Other Commitments

Our contractual obligations as of June 30, 2013 included approximately $13.0 million for commitments relating to capital items, along with $6.4 million for various non-capital costs. In addition, our open purchase orders at June 30, 2013 included approximately $18.9 million, $6.4 million, and $0.2 million, respectively, for various capital items at the Casa Berardi, Greens Creek, and Lucky Friday units, and approximately $6.1 million, $0.5 million, and $0.3 million, respectively, for various non-capital costs at such units. We also have total commitments of approximately $21.6 million relating to scheduled payments on capital leases, including interest, primarily for equipment at our Greens Creek and Lucky Friday units (see Note 9 for more information). In addition, in 2011, we settled Hecla Limited's Coeur d'Alene Basin environmental litigation and related claims pursuant to a Consent Decree entered by the Court on September 8, 2011.  Hecla Limited remains obligated under the Consent Decree to make payments totaling $15 million in October 2013 and $55.4 million by August 2014. The $55.4 million would be substantially funded by proceeds from our outstanding warrants, if exercised (see Note 8 for more information). Under the terms of the Consent Decree, the proceeds from the exercise of our outstanding warrants will be paid to the United States and the Coeur d'Alene Indian Tribe within 30 days after the end of the quarter when exercised. If the warrants are not exercised, the company is responsible for its final payment under the Consent Decree.

We had letters of credit for approximately $1.3 million outstanding as of June 30, 2013 for workers' compensation insurance bonding.

Other Contingencies

On February 1, 2012, a purported Hecla stockholder filed a putative class action lawsuit in U.S. District Court for the District of Idaho against Hecla and certain of our officers, one of whom is also a director. The complaint, purportedly brought on behalf of all purchasers of Hecla common stock from October 26, 2010 through and including January 11, 2012, asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and seeks, among other things, damages and costs and expenses. Specifically, the complaint alleges that Hecla, under the authority and control of the individual defendants, made certain false and misleading statements and allegedly omitted certain material information related to operational issues at the Lucky Friday mine. The complaint alleges that these actions artificially inflated the market price of Hecla common stock during the class period, thus purportedly harming investors who purchased shares during that time. A second suit was filed on February 14, 2012, alleging virtually identical claims. These complaints have been consolidated into a single case, a lead plaintiff and lead counsel have been appointed by the Court (Bricklayers of Western Pennsylvania Pension Plan, et al. v. Hecla Mining Company et al., Case No. 12-0042 (D. Idaho)), and a consolidated amended complaint was filed on October 16, 2012. In January 2013, we filed a motion to dismiss the complaint. We cannot predict the outcome of this lawsuit or estimate damages if plaintiffs were to prevail. We believe that these claims are without merit and intend to defend them vigorously.

Related to the above described class action lawsuit, Hecla is named as a nominal defendant in a pending shareholder derivative lawsuit which names as defendants certain Hecla executives and members of Hecla's Board of Directors. The case is In Re Hecla Mining Company Derivative Shareholder Litigation, Case No. 2:12-cv-00097 (D. Idaho).  In general terms, this lawsuit alleges breaches of fiduciary duties by the individual defendants and seeks damages, purportedly on behalf of Hecla. In January 2013, a consolidated amended complaint was filed and in February 2013, we filed a motion to dismiss the complaint. On September 25, 2012 and April 30, 2013, two other state court derivative actions were dismissed in Delaware and in Idaho, respectively. In addition, the Board of Directors has received two letters on behalf of purported shareholders demanding that Hecla commence litigation against certain executives and directors on substantially similar grounds. Hecla's board has concluded the actions requested by both demands would be contrary to the Company's best interest given the pendency of other, related litigation against the Company.

In March 2012, Hecla Limited received notice of a complaint filed against it by the United Steel Workers, Local 5114, with the Federal Mine Safety and Health Review Commission for compensation for bargaining unit workers at the Lucky Friday mine idled as a result of the previously-announced, temporary suspension of production at the mine. The complaint alleges the bargaining unit workers are entitled to compensation under Section 111 of Federal Mine Safety and Health Act of 1977 from November 16, 2011 - the date an order was issued by the Mine Safety Health Administration (“MSHA”) to Hecla Limited - until such time as the order is terminated. We submitted a motion for summary decision to the administrative law judge within the Federal Mine Safety and Health Review Commission, which was denied in December 2012. Currently we are awaiting further proceedings. We believe the claim is without merit, and that all wages due under Section 111, which was an immaterial amount, have already been paid. Therefore, we have not recorded a liability relating to the claim as of June 30, 2013. The amount of the union's claim is estimated to be in the range of $0 to $10 million.

We are subject to other legal proceedings and claims which arise from time to time. These can include, but are not limited to, legal proceedings and/or claims pertaining to environmental or safety matters. For example, in April 2011, a fatal accident occurred at the Lucky Friday mine which was investigated by MSHA. In November 2011, an accident occurred as part of the construction of #4 Shaft which resulted in the fatality of one contractor employee. In an unrelated incident, in December 2011, a rock burst occurred in a primary access way at the Lucky Friday mine and injured seven employees, none fatally. At the end of 2011, MSHA began a special impact investigation at the Lucky Friday mine which resulted in an order to remove built-up cementitious material from the Silver Shaft, the primary access way from the surface at the Lucky Friday mine. As a result of MSHA's investigations related to these events, Hecla Limited has been issued monetary penalties (none of which are material, individually or in the aggregate), and may face additional enforcement actions, including additional monetary penalties from MSHA or other governmental agencies. Although there can be no assurance as to the ultimate disposition of these other matters, we believe they will not have a material adverse effect on our results of operations or financial position.

On April 12, 2013, the family of Larry Marek, an employee of Hecla Limited who was fatally injured in the April 2011 accident, filed a lawsuit against us and certain of our officers and employees seeking damages for, among other claims, wrongful death and infliction of emotional distress. No dollar amount of damages is claimed in the complaint, which was filed in state court in Idaho (Kootenai County District Court). We cannot reasonably predict the outcome of this matter, however, we believe the case is without merit and intend to vigorously defend this lawsuit.

Note 5.    Earnings (Loss) Per Common Share

We are authorized to issue 500,000,000 shares of common stock, $0.25 par value per share, of which 342,638,214 shares were issued and outstanding at June 30, 2013.

The following table reconciles weighted average common shares used in the computations of basic and diluted earnings per share for the three- and six-month periods ended June 30, 2013 and 2012 (thousands, except per-share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Numerator
Net income (loss)	$(24,858)	$2,524	$(13,764)	$15,096
Preferred stock dividends	(138)	(138)	(276)	(276)
Net income (loss) applicable to common shares for basic and diluted earnings per share	$(24,996)	$2,386	$(14,040)	$14,820

Denominator
Basic weighted average common shares	303,566	285,312	294,317	285,303
Dilutive stock options and restricted stock	—	9,848	—	10,797
Diluted weighted average common shares	303,566	295,160	294,317	296,100
Basic earnings (loss) per common share
Net income (loss) applicable to common shares	$(0.08)	$0.01	$(0.05)	$0.05
Diluted earnings (loss) per common share
Net income (loss) applicable to common shares	$(0.08)	$0.01	$(0.05)	$0.05

Diluted income (loss) per share for the three- and six-month periods ended June 30, 2013 and 2012 excludes the potential effects of outstanding shares of our convertible preferred stock, as their conversion and exercise would have no effect on the calculation of dilutive shares.

For the three-month and six-month periods ended June 30, 2013, all outstanding options, restricted share units, and warrants were excluded from the computation of diluted earnings (loss) per share, as our reported net losses for those periods would cause their conversion and exercise to have no effect on the calculation of earnings (loss) per share.  For the three-month and six-month periods ended June 30, 2012, options to purchase 605,005 shares of our common stock were excluded from the computation of diluted earnings per share, as the exercise price of the options not included in the computations of diluted earnings per share exceeded the average price of our stock during those periods and therefore would not affect the calculation of earnings per share.

Note 6.    Business Segments

We are currently organized and managed in three reporting segments: the Greens Creek unit, the Lucky Friday unit and the Casa Berardi unit. As further discussed in Note 13, we completed the acquisition of Aurizon on June 1, 2013, giving us 100% ownership of the Casa Berardi mine in Quebec, Canada. As a result, we have added a new reporting segment for the Casa Berardi unit.

General corporate activities not associated with operating units and their various exploration activities, as well as discontinued operations and idle properties, are presented as “other.”  Interest expense, interest income and income taxes are considered general corporate items, and are not allocated to our segments.

The following tables present information about reportable segments for the three and six months ended June 30, 2013 and 2012 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales to unaffiliated customers:
Greens Creek	$70,082	$67,023	$142,731	$157,923
Lucky Friday	$5,128	$(4)	$8,929	$249
Casa Berardi	$10,120	$—	$10,120	$—
	$85,330	$67,019	$161,780	$158,172
Income (loss) from operations:
Greens Creek	$9,802	$23,313	$36,991	$70,695
Lucky Friday	(2,757)	(6,498)	(6,604)	(12,441)
Casa Berardi	(13,356)	—	(13,356)	—
Other	(26,311)	(19,296)	(51,866)	(35,299)
	$(32,622)	$(2,481)	$(34,835)	$22,955

The increase in sales and income (loss) from operations at the Lucky Friday segment for the second quarter and first half of 2013 compared to the same periods in 2012 are due to the increase in production with the reopening of the Silver Shaft. At the end of 2011, MSHA began a special impact inspection at the Lucky Friday mine which resulted in an order to remove loose cementitious material from the Silver Shaft. In response, we submitted a plan to MSHA and received approval to remove the material, and this work commenced in the first quarter of 2012. In addition, the plan included removal of unused utilities, construction of a water ring to prevent ice from forming in the winter, the installation of a metal brattice, repair of shaft steel, and installation of a new power cable, all of which should improve the shaft's functionality and possibly improve the shaft's hoisting capacity. When the Silver Shaft work was completed down to the 4900 foot level, work commenced on a haulage way bypassing an area at the 5900 foot level impacted by a rock burst in December 2011. Work on the Silver Shaft and haulage way was completed in early 2013, and we recommenced limited production at the Lucky Friday mine in February 2013. For the second quarter and first six months of 2013, we have realized income of $2.8 million and $1.3 million, respectively,as a result of business interruption insurance proceeds, net of certain suspension-related costs, which is reported in Lucky Friday suspension-related income (expense) on the Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited).

The following table presents identifiable assets by reportable segment as of June 30, 2013 and December 31, 2012 (in thousands):

	June 30, 2013	December 31, 2012
Identifiable assets:
Greens Creek	$747,813	$741,666
Lucky Friday	217,413	226,196
Casa Berardi	891,194	—
Other	416,035	410,428
	$2,272,455	$1,378,290

Note 7.   Employee Benefit Plans

We sponsor defined benefit pension plans covering substantially all U.S. employees.  Net periodic pension cost for the plans consisted of the following for the three and six months ended June 30, 2013 and 2012 (in thousands):

	Three Months Ended June 30,
	2013	2012
Service cost	$1,058	$994
Interest cost	969	1,017
Expected return on plan assets	(1,205)	(1,145)
Amortization of prior service cost	98	100
Amortization of net (gain) loss	776	706
Net periodic benefit cost	$1,696	$1,672

	Six Months Ended June 30,
	2013	2012
Service cost	$2,115	$1,987
Interest cost	1,939	2,034
Expected return on plan assets	(2,409)	(2,290)
Amortization of prior service cost	195	200
Amortization of net (gain) loss	1,552	1,413
Net periodic benefit cost	$3,392	$3,344

The increased service costs in 2013 versus 2012 were driven primarily by higher staffing and compensation levels.

Effective July 1, 2013, we amended the Hecla Mining Company Retirement Plan (the "Hecla plan") to change the pension benefit formula and other plan provisions. The definition of pensionable compensation was changed to include an employee's base salary and other payments of compensation for services performed during the course of employment, elective deferrals not includable in the gross income of the Employee under the Internal Revenue Service Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b) and 457, one-half of any performance-based or annual incentive bonus, one-half of any cash safety incentive award, paid time off other than for disability leave, and compensation for overtime at the employee's regular hourly rate of pay for each hour worked. However, pensionable compensation now excludes fringe benefits, reimbursements or other expense allowances, moving expenses, health and welfare benefits, stock awards, income realized under a stock option or restricted stock or property arrangement, long term incentive awards, premium pay rates for overtime, contributions to or distributions from a nonqualified deferred compensation plan, shift or location differentials, and one-half of any performance-based or annual incentive bonus.

For new employees hired after June 30, 2013, pension benefits will be calculated based on the highest average of any five consecutive years (60 months) of pensionable compensation during the final ten years of service will be applied, instead of three consecutive years for employees hired before July 1, 2013.

Prior to July 1, 2013, we credited each participant's account annually with an amount equal to 6.0% of pensionable compensation, plus an additional 5.7% of the participant's pensionable compensation in excess of the Social Security taxable wage base ("the cash balance pay credit"). Beginning July 1, 2013, the cash balance pay credit will consist of the 6% of pensionable compensation without the 5.7% additional credit.

In addition, the Hecla plan was amended to limit access to cash balance accounts following a termination of employment prior to early or normal retirement age. Prior to the amendment, a cash balance participant could elect to receive a distribution of the vested portion of his or her account at any age following a termination of employment. This change applies only to amounts credited to a cash balance account after June 30, 2013.

For new employees hired after June 30, 2013, the cash balance pay credit will be earned based on years of plan participation: 3% for 1 through 5 years; 4.5% for 6 through 10 years; 6% after 10 years.

As of June 30, 2013, our current-year contributions to the pension plans totaled $0.7 million, and we expect to contribute an additional $0.3 million over the rest of 2013.

Note 8.    Shareholders’ Equity

Share-based Compensation Plans

We periodically grant restricted stock unit awards and/or shares of common stock to our employees and directors. Grants to individual executives upon hiring or retention vest over a defined service period, with cost amortized over that period. We measure compensation cost for restricted stock units and stock grants at the closing price of our stock at the time of grant. Restricted stock unit grants vest after a named period with compensation cost amortized over that period. Previously, we also granted stock options, but currently do not. Although we have no current plans to issue stock options, we may do so in the future.

On June 21, 2013, the Board of Directors granted 954,438 restricted stock units to employees, with one third of those vesting in June 2014, one third vesting in June 2015, and one third vesting in June 2016. The Board of Directors granted an additional 633,960 restricted stock units on June 21, 2013 that vest in June 2014. The $2.8 million in expense related to the unit awards vesting in 2014 will be recognized on a straight-line basis over the next twelve months, while the $2.9 million in expense related to awards vesting in each of 2015 and 2016 will be recognized over the next twenty-four and thirty-six month periods, respectively.

In the second quarter of 2013, a total of 122,250 common shares were issued to nonemployee directors. We issued a total of 77,976 common shares to nonemployee directors in the second quarter of 2012.

Stock-based compensation expense for restricted stock unit grants to employees and shares issued to nonemployee directors recorded in the first six months of 2013 totaled $1.9 million, compared to $1.5 million in the same period last year.

Under the terms of our equity compensation plans, we have permitted our employees' withholding tax obligations with respect to shares awarded thereunder which have vested to be satisfied by net share settlement. As a result, in the first half of 2013, we repurchased 83,433 shares for $0.1 million, or approximately $1.55 per share.

Common Stock Dividends

In September 2011 and February 2012, our Board of Directors adopted a common stock dividend policy that has two components: (1) a dividend that links the amount of dividends on our common stock to our average quarterly realized silver price in the preceding quarter, and (2) a minimum annual dividend of $0.01 per share of common stock, in each case, payable quarterly, when and if declared. For illustrative purposes only, the table below summarizes potential per share dividend amounts at different quarterly average realized price levels according to the first component of the policy:

Quarterly average realized silver price per ounce	Quarterly dividend per share	Annualized dividend per share
$30	$0.01	$0.04
$35	$0.02	$0.08
$40	$0.03	$0.12
$45	$0.04	$0.16
$50	$0.05	$0.20
$55	$0.06	$0.24
$60	$0.07	$0.28

On August 6, 2013, our Board of Directors declared a common stock dividend, pursuant to the minimum annual dividend component of the policy described above, of $0.0025 per share, for a total dividend of $0.9 million payable in September 2013. Because the average realized silver price for the second quarter of 2013 was $16.27 per ounce, below the minimum threshold of $30 according to the policy, no silver-price-linked component was declared or paid. The declaration and payment of common stock dividends is at the sole discretion of our Board of Directors.

Status of Warrants

The following table summarizes certain information about our stock purchase warrants at June 30, 2013:

Warrants Outstanding	Warrants	Exercise Price	Expiration Date
Series 1 warrants	5,200,519	$2.40	June 2014
Series 1 warrants	460,976	2.51	June 2014
Series 3 warrants	16,671,128	2.45	August 2014
Total warrants outstanding	22,332,623

No warrants were exercised during the first six months of 2013.  Under the financial terms of the Consent Decree settling the Coeur d'Alene Basin litigation, the proceeds from the exercise of our outstanding warrants will be paid to the United States and the Coeur d'Alene Indian Tribe within 30 days after the end of the quarter when exercised. If the warrants are not exercised, we are responsible for its final payment under the Consent Decree.

Common Stock Repurchase Program

On May 8, 2012, we announced that our Board of Directors approved a stock repurchase program.  Under the program, we are authorized to repurchase up to 20 million shares of our outstanding common stock from time to time in open market or privately negotiated transactions, depending on prevailing market conditions and other factors.  The repurchase program may be modified, suspended or discontinued by us at any time. Whether or not we engage in repurchases from time to time may depend on a variety of factors, including not only price and cash resources, but customary black-out restrictions, whether we have any material inside information, limitations on share repurchases or cash usage that may be imposed by our credit agreement or in connection with issuances of securities, alternative uses for cash, applicable law, and other investment opportunities from time to time. As of June 30, 2013, 400,300 shares have been purchased at an average price of $5.56 per share, leaving 19.6 million shares that may yet be purchased under the program. The closing price of our common stock at August 6, 2013, was $2.95 per share.

Note 9.    Senior Notes, Credit Facilities, and Capital Leases

Senior Notes

On April 12, 2013, we completed an offering of $500 million in aggregate principal amount of our senior notes due May 1, 2021 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Notes are governed by the Indenture, dated as of April 12, 2013 (the “Indenture”), among us and certain of our subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee.

The Notes are recorded net of a 2% initial purchaser discount totaling $10 million at the time of issuance and having an amortized balance of $9.9 million as of June 30, 2013. The Notes bear interest at a rate of 6.875% per year from the date of original issuance or from the most recent payment date to which interest has been paid or provided for.  Interest on the Notes is payable on May 1 and November 1 of each year, commencing November 1, 2013. During the six-month period ended June 30, 2013, interest expense related to the notes and amortization of the initial purchaser discount and fees related to the issuance of the notes, net of $1.7 million in capitalized interest, totaled $5.9 million.

The Notes are guaranteed on a senior unsecured basis by certain of our subsidiaries (the "Guarantors").   The Notes and the guarantees will be our general senior unsecured obligations and will be subordinated to all of our and the Guarantors' existing and future secured debt to the extent of the assets securing that secured debt.  In addition, the Notes will be effectively subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the Notes, to the extent of the assets of those subsidiaries.

The net proceeds from the offering of the Notes ($490 million) were used to partially fund the acquisition of Aurizon and for general corporate purposes, including expenses related to the Aurizon acquisition. See Note 13 for more information.

The Notes will be redeemable in whole or in part, at any time and from time to time on or after May 1, 2016, on the redemption dates and at the redemption prices specified in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption.  Prior to May 1, 2016, we may redeem some or all of the Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium.  We may redeem up to 35% of the Notes before May 1, 2016 with the net cash proceeds from certain equity offerings.

Upon the occurrence of a change of control (as defined in the Indenture), each holder of Notes will have the right to require us to purchase all or a portion of such holder's Notes pursuant to a change of control offer (as defined in the Indenture), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

In connection with the sale of the Notes, we entered into a Registration Rights Agreement, dated as of April 12, 2013, pursuant to which we and the Guarantors have agreed to (i) file an exchange offer registration statement within 270 days after the issue date of the Notes to exchange the Notes for a new issue of debt securities registered under the Securities Act, with terms substantially identical to those of the Notes (except with respect to certain transfer restrictions and certain obligations to pay special interest as described in the Notes); (ii) use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 330 days after the issue date of the Notes; (iii) use our commercially reasonable efforts to consummate the exchange offer within 365 days after the issue date of the Notes; and (iv) in certain circumstances, file a shelf registration statement for the resale of the Notes. If we and the Guarantors fail to satisfy our registration obligations under the Registration Rights Agreement, then the annual interest rate on the Notes will increase by 0.25% per annum and by an additional 0.25% per annum for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per annum.

Credit Facilities

We have a $100 million senior secured revolving credit facility, which is collateralized by the shares of common stock held in our material domestic subsidiaries and by our joint venture interests in the Greens Creek mine, all of our rights and interests in the joint venture agreement, and all of our rights and interests in the assets of the joint venture.  This credit facility originated with a $60 million senior secured revolving credit agreement entered into in October 2009 that has been amended several times. On April 1, 2013 we amended the agreement to reduce the commitment amount from $150 million to $100 million while also adjusting certain covenants and limitations. Amounts borrowed under the credit agreement are available for general corporate purposes.  The interest rate on outstanding loans under the agreement is between 3.00% and 3.75% above the London Interbank Offered Rate or an alternative base rate plus an applicable margin of between 2.00% and 2.75%.  We are required to pay a standby fee of between 0.825% and 1.05% per annum on undrawn amounts under the revolving credit agreement.  The credit facility is effective until August 1, 2015. In the first six months of 2013, we incurred $0.3 million in interest expense for the amortization of loan origination fees and $0.6 million in interest expense for commitment fees relating to the credit agreement.

The credit agreement includes various covenants and other limitations related to our various financial ratios and indebtedness and investments, as well as other information and reporting requirements, including the following limitations:

•	Senior Leverage ratio (calculated as debt secured by liens divided by EBITDA) of not more than 2.50:1.
•

Leverage ratio (calculated as total debt less unencumbered cash divided by EBITDA) of not more than 4.00:1 at all times prior to March 31, 2014, and not more than 3.50:1 at all times from and after March 31, 2014.

•	Interest coverage ratio (calculated as EBITDA divided by interest expense) of not less than 3.0:1.
•

Tangible net worth of greater than 80% of the Tangible Net Worth at completion of the acquisition of Aurizon, plus 50% of positive quarterly Net Income thereafter. (see Note 13 for more information on the acquisition of Aurizon).

We were in compliance with all covenants under the credit agreement as of June 30, 2013.  We have not drawn funds on the current revolving credit facility as of the filing date of this Form 10-Q.

Capital Leases

We have entered into various lease agreements primarily for equipment at our Greens Creek and Lucky Friday units, which we have determined to be capital leases.  At June 30, 2013, the total liability balance associated with capital leases, including certain purchase option amounts, was $20.8 million, with $7.1 million of the liability classified as current and $13.7 million classified as non-current. At December 31, 2012, the total liability balance associated with capital leases was $17.5 million, with $5.6 million of the liability classified as current and $11.9 million classified as non-current. The total obligation for future minimum lease payments was $21.6 million at June 30, 2013, with $1.0 million attributed to interest.

At June 30, 2013, the annual maturities of capital lease commitments, including interest, are (in thousands):

Twelve-month period ending June 30,
2014	$6,970
2015	7,120
2016	5,476
2017	2,065
Total	21,631
Less: imputed interest	(960)
Net capital lease obligation	$20,671

Note 10.    Developments in Accounting Pronouncements

In December of 2011, the FASB issued Accounting Standards Update 2011-11, Disclosures about Offsetting Assets and Liabilities, which enhances disclosure requirements regarding an entity's financial instruments and derivative instruments that are offset or subject to a master netting arrangement. This information about offsetting and related netting arrangements will enable users of financial statements to understand the effect of those arrangements on the entity's financial position, including the effect of rights of setoff. The amendments are required for annual reporting periods beginning after January 1, 2013, and interim periods within those annual periods. Adoption of this guidance has not had a material impact on our consolidated financial statements.

Note 11.    Derivative Instruments

At times, we use commodity forward sales commitments and commodity swap contracts to manage our exposure to fluctuation in the prices of certain metals which we produce. Contract positions are designed to ensure that we will receive a defined minimum price for certain quantities of our production, thereby partially offsetting our exposure to fluctuations in the market. These instruments do, however, expose us to other risks, including the amount by which the contract price exceeds the spot price of a commodity, and nonperformance by the counterparties to these agreements.

We use financially-settled forward contracts to sell lead and zinc at fixed prices for settlement at approximately the same time that our unsettled concentrate sales contracts will settle.  The settlement of each concentrate contract is based on the average spot price of the metal during the month of settlement, which may differ from the prices used to record the sale when the sale takes place.  The objective of the contracts is to manage the exposure to changes in prices of zinc and lead contained in our concentrate shipments between the time of sale and final settlement.  These contracts do not qualify for hedge accounting and are marked-to-market through earnings each period.  At June 30, 2013, we recorded a current asset of approximately $0.2 million, which is included in other current assets, for the fair value of the contracts.  The current asset balance is net of approximately $0.2 million for contracts that were in a fair value liability position at June 30, 2013. We recognized a $2.8 million net gain on the contracts during the first six months of 2013, which is included in sales of products.  The net gain recognized on the contracts offsets price adjustments on our provisional concentrate sales related to changes to lead and zinc prices between the time of sale and final settlement.

In addition, we use financially-settled forward contracts to manage the exposure to changes in prices of zinc and lead contained in our forecasted future concentrate shipments.  These contracts also do not qualify for hedge accounting and are marked-to-market through earnings each period.  At June 30, 2013, we recorded a current asset of $9.8 million, which is included in other current assets, and a non-current asset of $14.6 million, which is included in other non-current assets, for the fair value of the contracts.  The current asset balance is net of approximately $0.3 million for contracts that were in a fair value liability position at June 30, 2013. We recognized a $28.1 million net gain on the contracts during the first six months of 2013, which included $7.2 million in gains realized on settled contracts. The net gain on these contracts is included as a separate line item under other income (expense), as they relate to forecasted future shipments, as opposed to sales that have already taken place but are subject to final pricing.  The gains recognized during the first six months of 2013 are mostly the result of declining lead prices during the beginning of June 2013.  This program is designed to mitigate the impact of potential future declines in lead and zinc prices from the price levels established in the contracts (see average price information below).

The following tables summarize the quantities of base metals committed under forward sales contracts at June 30, 2013 and December 31, 2012:

June 30, 2013	Pounds under contract (in thousands)		Average price per pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2013 settlements	19,786	9,314	$0.85	$0.92
Contracts on forecasted sales
2013 settlements	15,046	14,936	$0.96	$1.05
2014 settlements	60,516	47,619	$0.99	$1.05
2015 settlements	26,896	39,628	$0.98	$1.07

December 31, 2012	Pounds under contract (in thousands)		Average price per pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2013 settlements	14,991	6,945	$0.95	$1.00
Contracts on forecasted sales
2013 settlements	35,935	32,794	$0.96	$1.11
2014 settlements	30,203	33,069	$0.98	$1.03
2015 settlements	3,307	23,534	$1.01	$1.06

Our concentrate sales are based on a provisional sales price containing an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrates at the forward price at the time of the sale. The embedded derivative, which does not qualify for hedge accounting, is adjusted to market through earnings each period prior to final settlement.

Note 12.    Fair Value Measurement

The table below sets forth our assets and liabilities that were accounted for at fair value on a recurring basis and the fair value calculation input hierarchy level that we have determined applies to each asset and liability category (in thousands).

Description	Balance at June 30, 2013	Balance at December 31, 2012	Input Hierarchy Level
Assets:
Cash and cash equivalents:
Money market funds and other bank deposits	$296,375	$190,984	Level 1
Available for sale securities:
Equity securities – mining industry	8,766	9,614	Level 1
Trade accounts receivable:
Receivables from provisional concentrate sales	8,306	17,555	Level 2
Restricted cash balances:
Certificates of deposit and other bank deposits	5,287	871	Level 1
Derivative contracts:
Base metal forward contracts	24,651	5,606	Level 2
Total assets	$343,385	$224,630

Liabilities:

Derivative contracts:
Base metal forward contracts	—	2,483	Level 2

Cash and cash equivalents consist primarily of money market funds and are valued at cost, which approximates fair value.

Current and non-current restricted cash balances consist primarily of certificates of deposit and U.S. Treasury securities and are valued at cost, which approximates fair value.

Our current and non-current investments consist of marketable equity securities which are valued using quoted market prices for each security.

Trade accounts receivable include amounts due to us for shipments of concentrates and doré sold to smelters and refiners.  Revenues and the corresponding accounts receivable for sales of metals products are recorded when title and risk of loss transfer to the customer (generally at the time of loading on truck or ship).  Sales of concentrates are recorded using estimated forward prices for the anticipated month of settlement applied to our estimate of payable metal quantities contained in each shipment.  Sales are recorded net of estimated treatment and refining charges, which are also impacted by changes in metals prices and quantities of contained metals.  We estimate the prices at which sales of our concentrates will be settled due to the time elapsed between shipment and final settlement with the smelter.  Receivables for previously recorded concentrate sales are adjusted to reflect estimated forward metals prices at the end of each period until final settlement by the smelter.  We obtain the forward metals prices used each period from a pricing service.  Changes in metal prices between shipment and final settlement result in changes to revenues previously recorded upon shipment.  The embedded derivative contained in our concentrate sales is adjusted to fair market value through earnings each period prior to final settlement.

We use financially-settled forward contracts to manage the exposure to changes in prices of zinc and lead contained in our concentrate shipments that have not reached final settlement.  We also use financially-settled forward contracts to manage the exposure to changes in prices of zinc and lead contained in our forecasted future concentrate shipments (see Note 11 for more information).  These contracts do not qualify for hedge accounting, and are marked-to-market through earnings each period.  The fair value of each contract represents the present value of the difference between the forward metal price for the contract settlement period as of the measurement date and the contract settlement metal price.

Our senior notes issued in April 2013, which are not measured at fair value, had a fair value of $466.6 million and a carrying value of $490.1 million, net of unamortized initial purchaser discount, at June 30, 2013. Third-party quotes, which we consider to be Level 2 inputs, are utilized to estimate fair values of the senior notes. See Note 9 for more information.

Note 13.    Acquisition of Aurizon Mines Ltd.

On June 1, 2013, Hecla and Aurizon consummated the Acquisition Agreement pursuant to which Hecla acquired all of the issued and outstanding common shares of Aurizon for consideration valued at US$4.32 (CAD$4.47) per share (the "Acquisition"). Under the terms of the Acquisition, each holder of Aurizon common shares (a “Shareholder”) had the option of electing to receive either CAD$4.75 in cash (the “Cash Alternative”) or 0.9953 of a Hecla share (the “Share Alternative”) per Aurizon share, subject in each case to proration. Each Shareholder received CAD$3.11 (US$3.00) in cash and 0.3442 of a Hecla share for each Aurizon share, with limited exceptions in which certain shareholders received 100% of their consideration in Hecla shares. Aurizon had 164,838,377 issued and outstanding common shares immediately prior to consummation of the Acquisition. An additional 747,132 Aurizon common shares were issued immediately prior to consummation of the Acquisition related to the conversion of in-the-money Aurizon stock options, resulting in a total of 165,585,509 issued and outstanding Aurizon common shares at the time of consummation of the Acquisition. Consideration transferred to consummate the Acquisition was comprised of cash paid by Hecla of CAD$514.5 million (US$496.4 million) and issuance of 56,997,790 shares of Hecla common stock valued at CAD$226.3 (US$218.3 million) for total consideration of CAD$740.8 million (US$714.5 million) based on the US$ to CAD$ exchange rate of 0.9645 at the time of consummation. The value of Hecla stock issued as consideration was based upon the closing price at the time of consummation of CAD$3.97 (US$3.83) per share.

The cash portion of the Acquisition was primarily funded by the issuance of senior notes in April 2013 for net proceeds of $490 million. See Note 9 for more information.

The following summarizes the preliminary allocation of purchase price to the fair value of assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Consideration:
Cash payments	$496,211
Hecla stock issued (56,997,790 shares at $3.83 per share)	218,302
Total consideration	$714,513

Fair value of net assets acquired:
Assets:
Cash	$177,587
Accounts receivable	14,307
Inventory - bullion and stockpiled ore	8,090
Inventory - supplies	5,704
Other current assets	7,036
Property, plants, equipment and mineral interests, net	715,391
Non-current restricted cash and investments	4,471
Other non-current assets	795
Total assets	933,381
Liabilities:
Accounts payable	22,227
Accrued payroll and related benefits	7,613
Accrued taxes	509
Non-current deferred tax liability	177,016
Non-current reclamation	11,113
Other non-current liabilities	390
Total liabilities	218,868
Net assets	$714,513

The $715.4 million fair value for "Property, plants, equipment, and mineral interests, net" is comprised of $11.1 for the asset retirement obligation asset, $127.8 million for plant and equipment, and $576.5 million for development, value beyond proven and probable reserves, and other mineral interests. We are not aware of specific elements of the allocation of purchase price above that are subject to change. However, the overall allocation is preliminary, as the independent valuation report and review by management have not been finalized as of the date of this filing.

The unaudited pro forma financial information below represents the combined results of our operations as if the Acquisition had occurred at the beginning of the periods presented. The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have occurred if the acquisition had taken place at the beginning of the periods presented, nor is it indicative of future operating results.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Sales of products	$118,584	$127,284	$237,946	$275,060
Net income (loss)	(13,168)	2,844	(3,388)	14,450
Income (loss) applicable to common shareholders	(13,306)	2,706	(3,664)	14,174
Basic and diluted income (loss) per common share	(0.04)	0.01	(0.01)	0.04

The pro forma financial information includes adjustments to reflect the depreciation and amortization of assets acquired, an estimate of interest expense related to the senior notes that would have been incurred, and the issuance of Hecla stock as consideration in the acquisition.

Note 14.    Guarantor Subsidiaries

Presented below are the Company’s condensed consolidating financial statements as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended, resulting from the guarantees by certain of the Company's subsidiaries (the "Guarantors") of the $500 million aggregate principal amount of the Company's senior notes due on May 1, 2021 (the "Notes"). The Guarantors consist of the following of the Company's 100%-owned subsidiaries: Hecla Limited; Silver Hunter Mining Company; Rio Grande Silver, Inc.; RHL Holdings, Inc.; Hecla MC Subsidiary, LLC; Hecla Silver Valley, Inc.; Burke Trading, Inc.; Hecla Alaska LLC; Hecla Greens Creek Mining Company; Hecla Admiralty Company; and Hecla Juneau Mining Company. The Company completed the offering of the Notes on April 21, 2013.

The condensed consolidating financial statements below have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements. Investments in the subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate the Company and the Guarantors are reflected in the intercompany eliminations column. In the course of preparing consolidated financial statements, we eliminate the effects of various transactions conducted between our subsidiaries. While valid at an individual subsidiary level, such activities are eliminated in consolidation because, when taken as a whole, they do not represent business activity with third-party customers, vendors, and other parties. Examples of such eliminations include the following.

•

Investments in subsidiaries. The acquisition of a company results in an investment on the records of the parent company and a contribution of capital on the records of the subsidiary. Such investments and capital contributions are eliminated in consolidation.

•

Capital contributions. Other of our subsidiaries do not generate cash flow, and their cash requirements are routinely met with inter-company advances from their parent companies. On an annual basis, the Boards of Directors of such parent companies declare contributions of capital to their subsidiary companies, which increase the parent's investment and the subsidiaries' additional paid-in capital. In consolidation, investments in subsidiaries and related additional paid-in capital are eliminated.

•

Deferred taxes. Our ability to realize deferred tax assets and liabilities is considered on a consolidated basis for subsidiaries within the United States, with all subsidiaries' estimated future taxable income contributing to the ability to realize all such assets and liabilities. However, when our subsidiaries are viewed independently, we use the separate return method to assess the realizability of each subsidiary's deferred tax assets and whether a valuation allowance is required against such deferred tax assets. In some instances, a parent company or subsidiary may possess deferred tax assets whose realization depends on the future taxable incomes of other subsidiaries on a consolidated-return basis, but would not be considered realizable if such parent or subsidiary filed on a separate stand-alone basis. In such a situation, a valuation allowance is assessed on that subsidiary's deferred tax assets, with the resulting adjustment reported in the eliminations column of the guarantor and parent's financial statements. The separate return method can result in significant eliminations of deferred tax assets and liabilities and related income tax provisions and benefits. Non-current deferred tax asset balances are included in other non-current assets on the condensed consolidating balance sheets and make up a large portion of that item, particularly for the guarantor balances.

Condensed Consolidating Balance Sheets

	As of June 30, 2013
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Assets
Cash and cash equivalents	$108,549	$55,453	$132,373	$—	$296,375
Other current assets	15,822	47,956	33,344	5,620	102,742
Properties, plants, and equipment - net	(379)	1,020,770	722,305	—	1,742,696
Intercompany receivable (payable)	515,528	(113,583)	(464,729)	62,784	—
Investments in subsidiaries	1,229,150	—	—	(1,229,150)	—
Other non-current assets	16,596	185,984	13,211	(85,149)	130,642
Total assets	$1,885,266	$1,196,580	$436,504	$(1,245,895)	$2,272,455
Liabilities and Shareholders' Equity
Current liabilities	$27,997	$78,659	$15,289	$(3,890)	$118,055
Long-term debt	490,104	13,622	49	—	503,775
Non-current portion of accrued reclamation	—	93,952	11,510	—	105,462
Non-current deferred tax liability	—	12,859	169,025	(12,854)	169,030
Other non-current liabilities	32,439	8,279	689	—	41,407
Shareholders' equity	1,334,726	989,209	239,942	(1,229,151)	1,334,726
Total liabilities and shareholders' equity	$1,885,266	$1,196,580	$436,504	$(1,245,895)	$2,272,455

	As of December 31, 2012
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Assets
Cash and cash equivalents	$132,266	$57,075	$1,643	$—	$190,984
Other current assets	7,399	65,658	766	18,091	91,914
Properties, plants, and equipment - net	—	991,476	5,183	—	996,659
Intercompany receivable (payable)	113,234	(64,893)	(74,450)	26,109	—
Investments in subsidiaries	918,526	—	—	(918,526)	—
Other non-current assets	3,059	164,913	7,600	(76,839)	98,733
Total assets	$1,174,484	$1,214,229	$(59,258)	$(951,165)	$1,378,290
Liabilities and Shareholders' Equity
Current liabilities	$3,726	$121,221	$1,016	$(30,976)	$94,987
Long-term debt	—	11,875	60	—	11,935
Non-current portion of accrued reclamation	—	92,825	545	—	93,370
Other non-current liabilities	32,807	8,651	252	(1,663)	40,047
Other shareholders' equity	1,137,951	979,657	(61,131)	(918,526)	1,137,951
Total liabilities and shareholders' equity	$1,174,484	$1,214,229	$(59,258)	$(951,165)	$1,378,290

Condensed Consolidating Statements of Operations

	Three Months Ended June 30, 2013
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues	$372	$74,838	$10,120	$—	$85,330
Cost of sales	—	(51,777)	(8,231)	—	(60,008)
Depreciation, depletion, amortization	—	(16,887)	(3,324)	—	(20,211)
General and administrative	(3,993)	(3,137)	(352)	—	(7,482)
Exploration and pre-development	(253)	(8,553)	(1,927)	—	(10,733)
Gain on derivative contracts	6,541	—	—	—	6,541
Aurizon acquisition costs	(14,148)	1,422	(11,080)	—	(23,806)
Equity in losses of subsidiaries	(13,625)	—	—	13,625	—
Other (expense) income	248	3,643	(3,225)	(1,950)	(1,284)
Loss before income taxes	(24,858)	(451)	(18,019)	11,675	(31,653)
Benefit from income taxes	—	211	6,321	263	6,795
Net income (loss)	(24,858)	(240)	(11,698)	11,938	(24,858)
Preferred stock dividends	(138)	—	—	—	(138)
Income (loss) applicable to common shareholders	(24,996)	(240)	(11,698)	11,938	(24,996)
Net income (loss)	(24,858)	(240)	(11,698)	11,938	(24,858)
Changes in comprehensive income (loss)	(1,944)	4,257	(1,425)	(2,832)	(1,944)
Comprehensive income (loss)	$(26,802)	$4,017	$(13,123)	$9,106	$(26,802)

	Six Months Ended June 30, 2013
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues	$2,785	$148,875	$10,120	$—	$161,780
Cost of sales	—	(88,602)	(8,231)	—	(96,833)
Depreciation, depletion, amortization	—	(30,894)	(3,324)	—	(34,218)
General and administrative	(7,465)	(6,547)	(409)	—	(14,421)
Exploration and pre-development	(417)	(16,748)	(4,852)	—	(22,017)
Gain on derivative contracts	28,080	—	—	—	28,080
Aurizon acquisition costs	(14,148)		(11,452)		(25,600)
Equity in losses of subsidiaries	(14,698)	—	—	14,698
Other expense	(7,901)	1,943	(3,957)	—	(9,915)
Income (loss) before income taxes	(13,764)	8,027	(22,105)	14,698	(13,144)
(Provision) benefit from income taxes	—	(5,254)	6,321	(1,687)	(620)
Net income (loss)	(13,764)	2,773	(15,784)	13,011	(13,764)
Preferred stock dividends	(276)	—	—	—	(276)
Income (loss) applicable to common shareholders	(14,040)	2,773	(15,784)	13,011	(14,040)
Net income (loss)	(13,764)	2,773	(15,784)	13,011	(13,764)
Changes in comprehensive income (loss)	(4,775)	3,830	(3,830)	—	(4,775)
Comprehensive income (loss)	$(18,539)	$6,603	$(19,614)	$13,011	$(18,539)

	Three Months Ended June 30, 2012
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues	$869	$66,150	$—	$—	$67,019
Cost of sales	—	(33,172)	—	—	(33,172)
Depreciation, depletion, amortization	—	(9,879)	—	—	(9,879)
General and administrative	(3,089)	(2,455)	17	—	(5,527)
Exploration and pre-development	(268)	(8,272)	(2,077)	—	(10,617)
Gain on derivative contracts	6,171	—	—	—	6,171
Closed operations	—	(1,492)	(743)	—	(2,235)
Equity in loss of subsidiaries	(2,740)	—	—	2,740	—
Other expense	1,581	(7,310)	(653)	(2,161)	(8,543)
Income (loss) before income taxes	2,524	3,570	(3,456)	579	3,217
(Provision) benefit from income taxes	—	(2,854)	—	2,161	(693)
Net income (loss)	2,524	716	(3,456)	2,740	2,524
Preferred stock dividends	(138)	—	—	—	(138)
Income (loss) applicable to common shareholders	2,386	716	(3,456)	2,740	2,386
Net income (loss)	2,524	716	(3,456)	2,740	2,524
Changes in comprehensive income (loss)	586	(764)	(132)	896	(586)
Comprehensive income (loss)	$1,938	$(48)	$(3,588)	$3,636	$1,938

	Six Months Ended June 30, 2012
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues	$(122)	$158,294	$—	$—	$158,172
Cost of sales	—	(66,462)	—	—	(66,462)
Depreciation, depletion, amortization	—	(19,540)	—	—	(19,540)
General and administrative	(5,664)	(4,248)	(116)	—	(10,028)
Exploration and pre-development	(401)	(15,042)	(4,151)	—	(19,594)
Gain on derivative contracts	940	—	—	—	940
Closed operations	—	(2,692)	(1,721)	—	(4,413)
Equity in earnings of subsidiaries	13,847	—	—	(13,847)
Other expense	6,496	(13,269)	(1,426)	(7,772)	(15,971)
Income (loss) before income taxes	15,096	37,041	(7,414)	(21,619)	23,104
(Provision) benefit from income taxes	—	(15,780)	—	7,772	(8,008)
Net income (loss)	15,096	21,261	(7,414)	(13,847)	15,096
Preferred stock dividends	(276)	—	—	—	(276)
Income (loss) applicable to common shareholders	14,820	21,261	(7,414)	(13,847)	14,820
Net income (loss)	15,096	21,261	(7,414)	(13,847)	15,096
Changes in comprehensive income (loss)	(805)	(1,135)	(130)	1,265	(805)
Comprehensive income (loss)	$14,291	$20,126	$(7,544)	$(12,582)	$14,291

Condensed Consolidating Statements of Cash Flows

	Six Months Ended June 30, 2013
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$(7,524)	$54,148	$(36,349)		$10,275
Cash flows from investing activities:
Additions to properties, plants, and equipment	(229)	(54,128)	(5,934)		(60,291)
Acquisition of Aurizon Mines	(498,705)		177,588		(321,117)
Other investing activities, net	—	102	(3,888)	—	(3,786)
Cash flows from financing activities:
Dividends paid to shareholders	(4,553)	—	—		(4,553)
Borrowings on debt	490,000	—	—		490,000
Proceeds from (payments on) debt	—	(3,425)	—		(3,425)
Other financing activity, net	(2,706)	1,681	(687)	—	(1,712)
Changes in cash and cash equivalents	(23,717)	(1,622)	130,730		105,391
Beginning cash and cash equivalents	132,266	57,075	1,643		190,984
Ending cash and cash equivalents	$108,549	$55,453	$132,373		$296,375

	Six Months Ended June 30, 2012
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$22,513	$4,681	$(5,773)	$9,819	$31,240
Cash flows from investing activities:
Additions to properties, plants, and equipment	(264)	(50,789)	(482)		(51,535)
Other investing activities, net	—	116	—	—	116
Cash flows from financing activities:
Dividends paid to shareholders	(10,262)	—	—		(10,262)
Proceeds from (payments on) debt	—	(2,486)	(6)		(2,492)
Other financing activity, net	6,467	(3,515)	6,664	(9,819)	(203)
Changes in cash and cash equivalents	18,454	(51,993)	403		(33,136)
Beginning cash and cash equivalents	97,850	168,433	180		266,463
Ending cash and cash equivalents	$116,304	$116,440	$583		$233,327